Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                  Contact: Paul Knopick

                                                                                                                                 888-795-6336

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ITRONICS 2009 FIRST QUARTER REVENUES INCREASE 33 PERCENT; SILVER SALES UP 181 PERCENT; GREEN PAYS DIVIDENDS FOR RENO FERTILIZER COMPANY

RENO, Nevada, April 7, 2009 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG), inventor and operator of award winning recycling technology that converts spent photographic liquids into pure silver and GOLD’n GRO fertilizers, creating a "Green Consumer Option" for photo and x-ray processors, reported today that its total revenues for the first quarter 2009 increased by 33 percent to $872,000 from $653,000 in 2008. Silver revenues increased by 181 percent to $329,000 from $117,000 in 2008.

Unaudited revenues for the first quarter ended March 31, 2009 together with comparative figures for the 2008 first quarter are presented below:

ITRONICS INC.
For the Quarter
Ended March 31
	2009	2008
REVENUE
Fertilizer	$ 479,274	$ 445,578
Silver	$ 328,739	$ 117,065
Photo Services	$ 40,606	$ 34,646
Mining Technical Services	$ 23,274	$ 55,842
Total Revenues	$ 871,893	$ 653,131

First quarter GOLD’n GRO liquid fertilizer revenue growth of 8 percent was capped by severe water shortages for agricultural use in the California’s central valley in the first quarter. "Even though the overall U.S. economy is struggling, we are expecting strong 2009 fertilizer revenue growth to be driven by sales of GOLD’n GRO Guardian Deer Repellent, the only product that is systemic and which both repels deer and fertilizes in combination with GOLD’n GRO fertilizer. The repellent does no harm to the deer," said Dr. John Whitney, Itronics President.

Silver revenues for the quarter increased 181 percent on a 324 percent increase in ounces sold. Improved silver extraction technologies are expected to increase silver available for sale by more than 200 percent for the full year. Silver and other non-nutrient metals are stripped from the liquid photowaste as part of Itronics’ environmentally beneficial manufacture of award-winning green fertilizers.

Photo Services revenue for the quarter increased by 17 percent due to a large increase in receipts of spent photoliquids for processing and conversion to fertilizer. Gallons of spent photoliquids received in the first quarter were up 28 percent compared to the 2008 first quarter. The increasing volume of spent photoliquids is expected to be more than adequate to support continued strong growth of GOLD’n GRO liquid fertilizer sales.

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4-7-09 Itronics Inc Press Release, "2009 First Quarter Revenues Increase 33%; Silver Up 181%

Mining Technical Services sales declined in the first quarter due to a decrease in consulting. This division continues to advance its web based InsideMetals.com Gold Producer Stocks information portal: www.insidemetals.com. The recent strengthening of gold and silver prices is expected to generate continued growth for this division in 2009.

Itronics on-going implementation of its 5 year plan to put internally developed environmentally green clean technology into commercial use is producing solid profitable growth. This focused approach to the development and use of creative new clean technology has made the vertically integrated "Beneficial Use Photochemical, Silver, and Water Recycling" technology and the GOLD’n GRO brand of environmentally friendly fertilizers a success. Itronics’ revolutionary technologies create a cost effective "Green Consumer Option" for photo and x-ray processors that continue to use silver halide photo technologies to make prints and x-rays, and an economical "Green Fertilizer Option" for farmers and consumers.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Clean Technology" Company that produces GOLD’n GRO liquid fertilizers and pure silver bullion. Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts spent photoliquids into pure silver and GOLD’n GRO liquid fertilizers. The Company has established and is now commercializing a pipeline of integrated recycling technologies and environmentally compatible silver/gold mining technologies. It also provides project planning and technical services to the gold mining industry, and operates the popular InsideMetals.com web site, http://www.insidemetals.com, which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks.

Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally clean recycling and fertilizer technologies. The Company’s environmentally friendly GOLD’n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available, along with liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com . The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com ..

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)